Exhibit 99.(j)(17)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our reports dated June 30, 2008, relating to the financial statements and financial highlights appearing in the April 30, 2008 Annual Reports to Shareholders of the PowerShares Exchange Traded Fund Trust, which are also incorporated by reference in the Registration Statement.  We also consent to the references to us under the headings “Fund Service Providers,” “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
August 26, 2008